EXHIBIT 5.1

                            [JENNER & BLOCK LETTERHEAD]


                                    April 21, 1998



Energy Conversion Devices, Inc.
1675 West Maple Road
Troy, Michigan 48084



Gentlemen:


               We have acted as counsel to Energy Conversion Devices, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") , relating to the issuance and sale by the Company of up to 2,000,000 units consisting of one share of the Company's Common Stock, par value $.01 per share ("Common Stock"), and a warrant to purchase one additional share of Common Stock. The shares of Common Stock to be registered pursuant to the Registration Statement are referred to herein collectively as the "Shares." We have examined the Registration Statement as filed by the Company with the Commission. We have additionally reviewed such other documents and made such further investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

               Based on the foregoing, we hereby advise you that in our opinion the Shares will, when issued by the Company in accordance with the plan of distribution described in the Registration Statement, be validly issued, fully paid and nonassessable.

               We hereby consent to the filing of this opinion as a exhibit to the Registration Statement.


                                                   Very truly yours,


                                                   JENNER & BLOCK


                                                   By /S/ Craig A. Roeder
                                                   ----------------------
                                                         A Partner